UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2017

IMMUNE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 464-2677

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 1, 2017, Immune Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Elliot Maza, the Company’s chief executive officer (“CEO”), and the Company’s Board of Directors also appointed him to the additional positions of President, Principal Financial Officer and Secretary, until such time as a new Principal Financial Officer may be retained. Mr. Maza was appointed permanent CEO in September 2017, after serving in this capacity on an interim basis since April 2017 and as a Director since January 2015.

The Company and Mr. Maza entered into an employment agreement dated November 29, 2017 (the “Employment Agreement”) which provides that Mr. Maza will be entitled to receive an annual base salary of $400,000. Mr. Maza will be eligible to receive a potential annual target cash bonus up to 75% of his annual base salary, which is based on achievement of financial goals and other objectives, as defined and approved by the Company’s Board of Directors. In addition, Mr. Maza is eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of the Company, including health insurance coverage in accordance with the terms of the Company’s health insurance plan.

Pursuant to the terms of the Employment Agreement, Mr. Maza was awarded an option to purchase a number of shares of the Company’s common stock representing up to seven percent (7%) of the Company’s total outstanding shares on the date of grant, subject to achievement of certain goals and in accordance with Schedule I of the Employment Agreement. The award is subject to and in accordance with the terms and provisions of the Company’s 2015 Equity Incentive Plan (the “Plan”).

The Employment Agreement will terminate upon the death or disability of Mr. Maza. In addition, the Company may terminate the Employment Agreement with or without Cause, and Mr. Maza may terminate the Employment Agreement for or without Good Reason, in each case, subject to satisfaction of certain notice requirements set out in the Employment Agreement. In the event the Company terminates the Employment Agreement without Cause or Mr. Maza terminates the Employment Agreement for Good Reason, Mr. Maza is entitled to the following benefits (the “Severance”): (i) an amount equal to twelve (12) months of Mr. Maza’s base salary for the year in which the termination for Good Reason occurs plus (ii) the amount of the actual bonus earned by Mr. Maza for the year prior to the year of termination, pro-rated based on the number of days Mr. Maza was employed by the Company during the year of termination as compared to the total number of days in such year. Payment is contingent upon Mr. Maza’s signature of a release that is satisfactory to the Company in form and in substance. The Employment Agreement does not provide for any payments in the event that it is terminated by the Company for Cause or by Mr. Maza without Good Reason.

The foregoing description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement with Mr. Maza, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no family relationship between Mr. Maza and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Mr. Maza, or any member of either Mr. Maza’s immediate family, of the type set forth in Item 404(a) of Regulation S-K.

Item 9.01.	Exhibits.

Exhibit	Description

10.1	Employment Agreement, dated as of November 29, 2017, by and between Immune Pharmaceuticals, Inc. and Elliot Maza

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Elliot M. Maza
Name:	Elliot M. Maza
Title:	President and Chief Executive Officer

Date: December 4, 2017